Exhibit 11.1

                         NEWMIL BANCORP, INC.
              COMPUTATION OF NET INCOME PER COMMON SHARE
                (in thousands except per share amounts)


                                         Three months     Nine months
                                             ended            ended
                                           March 31,        March 31,
                                           ---------        ---------
                                          1999   1998      1999   1998
                                          ----   ----      ----   ----
Net income
Net income - basic and diluted           $ 880  $ 750     $2,005  $2,148
                                         =====  =====     ======  ======
Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
  outstanding                            3,804  3,855      3,826   3,846
                                         =====  =====      =====   =====
Assumed conversion as of the
  beginning of each period or upon
  issuance during a period of stock
  options outstanding at the end
  of each period                           399    415        403     444

Assumed purchase of treasury stock
  during each period with proceeds
  from conversion of stock options
  outstanding at the end of each
  period                                  (205)  (206)      (210)   (219)
                                         -----  -----      -----   -----
Weighted average common and common
  equivalent stock outstanding
  - diluted                              3,998  4,064      4,019   4,071
                                         =====  =====      =====   =====
Earnings Per Common and Common
------------------------------
Equivalent Share
----------------
Basic                                    $0.23  $0.19      $0.52   $0.56
                                         =====  =====      =====   =====
Diluted                                  $0.22  $0.18      $0.50   $0.53
                                         =====  =====      =====   =====
